Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC.

DECLARES CASH DIVIDEND

FOR THE THIRD QUARTER OF 2013

13th Consecutive Cash Dividend

Plano, Texas, May 9, 2013 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced that its Board of Directors has declared a $0.21 per share cash dividend for the third quarter of 2013 to be paid to the Company’s common stockholders.  The dividend will be paid on July 25, 2013, to common stockholders of record as of the close of business on July 2, 2013.

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Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,111 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,053 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 224 rent-to-own stores operating under the trade name of “ColorTyme.” For additional information about the Company, please visit www.rentacenter.com.

Contact for Rent-A-Center, Inc.:

David E. Carpenter

Vice President of Investor Relations

(972) 801-1214

david.carpenter@rentacenter.com